EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $1.1 Million for the Third Quarter and $3.2 million for the First Nine Months of 2010

MCLEAN, Va., Oct. 28, 2010 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended September 30, 2010 was $1.1 million and $3.2 million for the nine months ended September 30, 2010 compared to $88 thousand and $637 thousand during the third quarter and the first nine months of 2009. The earnings for the quarter and the nine months were reasonably good as we continued to slog through a difficult environment. Our loan pipeline appears strong, but in more and more cases we are finding serious problems during the underwriting process where the potential borrower is in default or on the edge of default with other lenders. As a result, and with payoffs in the Greater Atlantic FDIC covered portfolio, loan growth has slowed.

Net Interest Income

Net interest income was $6.1 million in the quarter ended September 30, 2010 up from $4.0 million during the same period last year. The accretion of the discount on Greater Atlantic Bank's loans contributed $604 thousand to third quarter net interest income. Sonabank's net interest margin was 4.38% in the third quarter, down from 4.70% in the second quarter of 2010. This decline is attributable to repricing of loans that had fixed rates which expired and converted to floating rates during the third quarter of 2010. The net interest margin was 3.89% during the third quarter of last year.

Net interest income was $18.8 million during the nine months ended September 30, 2010, compared to $10.5 million during the comparable period in the prior year. Average loans during the first nine months of 2010 were $462.5 million compared to $321.5 million during the same period last year. The Greater Atlantic Bank loan discount accretion contributed $2.1 million during the first nine months of 2010.

Noninterest Income

During the third quarter of 2010 Sonabank had a noninterest loss of $50 thousand compared to a noninterest loss of $92 thousand during the third quarter of 2009. The third quarter of 2010 loss was primarily attributable to a loss of $460 thousand on the expedited sale of the commercial real estate property we foreclosed on last quarter. In addition, during the third quarter of 2010 there was an other than temporary impairment ("OTTI") charge of $127 thousand on a collateralized mortgage obligation offset by a gain on the sale of available-for-sale mortgage-backed securities in the amount of $142 thousand. The third quarter of 2009 loss included OTTI charges of $1.2 million.

Noninterest income increased to $1.0 million in the first nine months of 2010 from zero in the first nine months of 2009. During the nine months ended September 30, 2009, there were OTTI charges of $2.1 million compared to $137 thousand for the same period in 2010.  Noninterest income for the first nine months of 2010 included account maintenance and deposit service fees of $686 thousand compared to $441 thousand for the same period last year with the increases resulting from the Greater Atlantic Bank and Millennium Branch acquisitions.

Noninterest Expense

Noninterest expenses were $3.4 million and $11.4 million during the third quarter and the first nine months of 2010, respectively, compared to $2.6 million and $7.5 million during the same periods in 2009. Accretion of the FDIC indemnification asset net of decreases resulting from loans identified with evidence of credit deterioration at acquisition that paid off in 2010 reduced noninterest expense by $193 thousand during the third quarter of 2010, and increased noninterest expense by $457 thousand for the nine months ended September 30, 2010.  The amortization of the Greater Atlantic Bank core deposit intangible added $50 thousand during the third quarter and $150 thousand during the first nine months of 2010. The remaining increases were primarily attributable to the costs of operating a thirteen branch system rather than an eight branch system.  Data processing, on-line banking and ATM-related expenses increased by $93 thousand for the third quarter and $345 thousand for the nine months ended September 30, 2010, compared to the same periods last year. Consulting and legal expenses increased from $106 thousand during the first nine months of 2009 to $164 thousand during the nine months ended September 30, 2010, primarily affecting consulting expenses due to the increasingly complex accounting and auditing environment. The efficiency ratio was 52.5% during the third quarter of 2010 compared to 60.9% during the same period the prior year.

Loan Portfolio

The composition of Sonabank's loan portfolio consists of the following at September 30, 2010 and December 31, 2009:

	Covered Loans	Non-covered Loans	Total Loans	Covered Loans	Non-covered Loans	Total Loans
	September 30, 2010			December 31, 2009
Mortgage loans on real estate:
Commercial	$ 19,084	$ 153,099	$ 172,183	$ 24,494	$ 146,295	$ 170,789
Construction loans to residential builders	--	1,613	1,613	--	5,436	5,436
Other construction and land loans	1,100	42,339	43,439	3,498	42,564	46,062
Residential 1-4 family	31,544	61,919	93,463	33,815	61,024	94,839
Multi- family residential	2,517	13,677	16,194	2,570	10,726	13,296
Home equity lines of credit	42,562	10,830	53,392	44,235	10,532	54,767
Total real estate loans	96,807	283,477	380,284	108,612	276,577	385,189

Commercial loans	2,040	78,594	80,634	3,184	70,757	73,941
Consumer loans	162	2,439	2,601	193	3,528	3,721
Gross loans	99,009	364,510	463,519	111,989	350,862	462,851

Less unearned income on loans	--	(483)	(483)	--	(564)	(564)
Loans, net of unearned income	$ 99,009	$ 364,027	$ 463,036	$ 111,989	$ 350,298	$ 462,287

Total loans were $463.0 million at September 30, 2010 compared to $462.3 million at December 31, 2009. The increase was the net of a $13.7 million increase in the non-covered portfolio partially offset by a $13.0 million decline in the covered portfolio resulting from payoffs and liquidations. As mentioned above our pipeline has remained strong, but in the past couple of months we have had a number of instances where we have discovered during the underwriting process that the prospective borrower is on the brink of default with another creditor – either another bank, a conduit or a hard money lender.

Non-covered nonperforming assets increased from $7.0 million at December 31, 2009 to $8.1 million at September 30, 2010. The third quarter portion of that increase resulted primarily from the placement of three loans – an office condominium in Northern Virginia, a residential mortgage in Charlottesville and a small commercial property in Charlottesville – in non-accrual partially offset by the sale of the commercial real estate property foreclosed on last quarter.

Net charge-offs during the third quarter were $943 thousand and $3.4 million for the first nine months of 2010. The increase in other real estate owned ("OREO") which occurred last quarter was reversed as we sold the commercial property which was foreclosed on last quarter as well as the previously reported Georgia property in the Greater Atlantic covered portfolio. In addition, we sold a single-family residential property in the amount of $190 thousand. As of September 30, 2010 other real estate owned was comprised of the previously reported Culpeper property in the amount of $2.8 million, three single-family residential properties totaling $545 thousand, and two commercial properties in the covered portfolio totaling $676 thousand.

The allowance for loan losses was 1.52% of non-covered loans on September 30, 2010 compared to 1.48% as of December 31, 2009. Sonabank has an internal loan review and a loan committee, both of which provide on-going monitoring to identify and address issues with problem loans. The loan loss provision is determined after consideration of all known relevant internal and external factors affecting loan collectability to maintain the allowance for loan and lease losses at a level necessary to absorb estimated credit losses.  The provision for loan losses was $1.0 million for the quarter ended September 30, 2010 compared to $1.2 million for the third quarter of 2009. For the nine months ended September 30, 2010, the provision for loan losses was $3.8 million compared to $2.2 million for the same period last year.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $60.5 million at September 30, 2010 and $76.2 million at December 31, 2009.

At September 30, 2010 Sonabank owned pooled trust preferred securities as follows:

		Ratings						Estimated
	Tranche	When Purchased		Current Ratings				Fair
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value
						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB	$ 8,387	$ 7,479	$ 4,221
MMCF II B	Senior Sub	A3	AA-	Baa2	BB	573	526	525
MMCF III B	Senior Sub	A3	A-	Ba1	CC	695	679	363
						9,655	8,684	5,109

Other Than Temporarily Impaired:
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	478	486
TRAP 2007-XII C1	Mezzanine	A3	A	C	C	2,043	126	308
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C	2,032	--	10
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,039	84	81
ALESCO V C1	Mezzanine	A2	A	Ca	C	2,052	560	469
ALESCO XV C1	Mezzanine	A3	A-	C	C	3,078	29	304
ALESCO XVI C	Mezzanine	A3	A-	Ca	C	2,050	114	328
						13,794	1,391	1,986

Total						$ 23,449	$ 10,075	$ 7,095
				Previously
			% of Current	Recognized
			Defaults and	Cumulative
	Estimated	Current	Deferrals	Other
	Fair	Defaults and	to Current	Comprehensive
Security	Value	Deferrals	Collateral	Loss (1)
	(in thousands)
ALESCO VII A1B	$ 4,221	$ 179,056	29%	$ 319
MMCF II B	525	34,000	29%	47
MMCF III B	363	27,000	23%	16
	5,109			$ 382

				Cumulative	Cumulative
				Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:				Loss (2)	Credit Loss (2)
TPREF FUNDING II	486	119,100	34%	780	$ 242
TRAP 2007-XII C1	308	137,705	28%	1,338	579
TRAP 2007-XIII D	10	237,750	32%	--	2,032
MMC FUNDING XVIII	81	111,682	34%	485	470
ALESCO V C1	469	99,442	31%	979	513
ALESCO XV C1	304	246,100	37%	490	2,559
ALESCO XVI C	328	149,900	30%	756	1,180
	1,986			$ 4,828	$ 7,575

Total	$ 7,095

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Each of these securities has been evaluated for potential impairment under ASC 325.  In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify the best estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary. Deferrals in the collateral pools we own peaked in the first quarter of 2010 and then declined in the second and third quarters. Going forward the cash flow analyses performed included the following assumptions:

  .5% of the remaining performing collateral will default or defer in the fourth quarter of 2010 and 50 basis points per annum thereafter.
  Recoveries of 25% with a two year lag on all defaults and deferrals.
  No prepayments for 10 years and then 1% per annum for the remaining life of the security.
  Sonabank's securities have been modeled using the above assumptions by independent third parties using the forward LIBOR curve plus original spread to discount projected cash flows to present values.

These assumptions resulted in no OTTI recognition on the trust preferred securities during the third quarter of 2010.

Sonabank also owns $1.7 million of SARM 2005-22 1A2. This residential collateralized mortgage obligation was originally rated AAA by Standard and Poors. After a series of downgrades Standard and Poors now rates it CCC. This security has been evaluated for potential impairment. Based on the review of the trustee report, shock analysis, and current information regarding delinquencies, nonperforming loans, and credit support, it has been determined that an OTTI does exist as of September 30, 2010 in the amount of $127 thousand. The assumptions used in the analysis included a 6.5% prepayment speed, 15% default rate, a 55% loss severity (which is roughly equivalent to the cumulative severity of the past 12 months) and an accounting yield of 4.75%.

Deposits

Total deposits were $455.3 million at September 30, 2010 compared to $455.8 million at December 31, 2009. Brokered certificates of deposit decreased from $70.0 million as of December 31, 2009 to $47.0 million at September 30, 2010, while other certificates of deposit decreased by $15.9 million. Money market accounts increased by $42.7 million during the nine months ended September 30, 2010. Noninterest-bearing deposits were $30.3 million at September 30, 2010 and $33.3 million at December 31, 2009.

Stockholders' Equity

Total stockholders' equity increased from $97.1 million as of December 31, 2009 to $100.4 million at September 30, 2010 as a result of the retention of earnings. Tangible stockholders' equity to total tangible assets was 14.59%, and the Tier 1 Risk Based Capital Ratio was 20.84% as of September 30, 2010.

Southern National Bancorp is a financial holding company with assets of $618.7 million at September 30, 2010. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has 12 branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Leesburg (2), South Riding, Front Royal, New Market and Clifton Forge, and one branch in Rockville, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp. These factors should be considered, and undue reliance should not be placed on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	September 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$ 29,052	$ 8,070
Investment securities-available for sale	11,303	18,505
Investment securities-held to maturity	49,224	57,696
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,489	5,940
Loans receivable, net of unearned income	463,036	462,287
Allowance for loan losses	(5,525)	(5,172)
Net loans	457,511	457,115
Intangible assets	11,863	12,571
Bank premises and equipment, net	4,731	3,225
Bank-owned life insurance	14,430	14,014
FDIC indemnification asset	18,951	19,408
Other assets	15,187	14,130
Total assets	$ 618,741	$ 610,674

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 30,330	$ 33,339
Interest-bearing deposits	424,939	422,452
Securities sold under agreements to repurchase and other
short-term borrowings	25,475	22,020
Federal Home Loan Bank advances	35,000	30,000
Other liabilities	2,589	5,739
Total liabilities	518,333	513,550
Stockholders' equity	100,408	97,124
Total liabilities and stockholders' equity	$ 618,741	$ 610,674

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest and dividend income	$ 8,255	$ 5,778	$ 25,207	$ 16,775
Interest expense	2,168	1,827	6,419	6,288
Net interest income	6,087	3,951	18,788	10,487
Provision for loan losses	1,025	1,178	3,775	2,203
Net interest income after provision for loan losses	5,062	2,773	15,013	8,284
Account maintenance and deposit service fees	210	171	686	441
Income from bank-owned life insurance	140	144	416	432
Net gain on branch acquisition	--	423	--	423
Gain on sale of loans	--	155	--	155
Gain (loss) on other assets	(435)	56	(396)	173
Net impairment losses recognized in earnings	(127)	(1,213)	(137)	(2,076)
Gain on securities	142	148	142	371
Other	20	24	314	81
Noninterest income (loss)	(50)	(92)	1,025	--
Employee compensation and benefits	1,634	1,098	4,798	3,097
Occupancy expenses	662	515	2,036	1,535
FDIC assessment	139	151	540	638
Change in FDIC indemnification asset	(193)	--	457	--
Other expenses	1,148	850	3,563	2,251
Noninterest expense	3,390	2,614	11,394	7,521
Income (loss) before income taxes	1,622	67	4,644	763
Income tax expense (benefit)	517	(21)	1,472	126
Net income	$ 1,105	$ 88	$ 3,172	$ 637

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Per Share Data :
Earnings per share - Basic	$ 0.10	$ 0.01	$ 0.27	$ 0.09
Earnings per share - Diluted	$ 0.10	$ 0.01	$ 0.27	$ 0.09
Book value per share			$ 8.66	$ 9.76
Tangible book value per share			$ 7.64	$ 8.06
Weighted average shares outstanding - Basic	11,590,212	6,798,547	11,590,212	6,798,547
Weighted average shares outstanding - Diluted	11,590,713	6,798,547	11,592,762	6,798,547
Shares outstanding at end of period			11,590,212	6,798,547

Selected Performance Ratios and Other Data:
Return on average assets	0.71%	0.08%	0.69%	0.20%
Return on average equity	4.37%	0.51%	4.28%	1.23%
Yield on earning assets	5.94%	5.69%	6.13%	5.62%
Cost of funds	1.78%	2.08%	1.79%	2.45%
Cost of funds including non-interest bearing deposits	1.68%	1.96%	1.68%	2.30%
Net interest margin	4.38%	3.89%	4.57%	3.51%
Efficiency ratio (1)	52.50%	60.93%	56.39%	65.74%
Net charge-offs (recoveries) to average loans	0.20%	0.26%	0.74%	0.48%
Amortization of intangibles	$ 236	$ 182	$ 708	$ 545

	As of
	September 30,	December 31,
	2010	2009

Stockholders' equity to total assets	16.23%	15.90%
Tier 1 risk-based capital ratio	20.84%	17.32%
Intangible assets:
Goodwill	$ 8,713	$ 8,713
Core deposit intangible	3,150	3,858
Total	$ 11,863	$ 12,571

Non-covered loans and other real estate owned (2):
Nonaccrual loans	$ 4,719	$ 4,190
Loans past due 90 days and accruing interest	--	--
Other real estate owned	3,341	2,796
Total nonperforming assets	$ 8,060	$ 6,986
Allowance for loan losses to total non-covered loans	1.52%	1.48%
Nonperforming assets to total non-covered assets	1.55%	1.41%
Nonperforming assets to total non-covered loans and OREO	2.19%	1.98%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities, impairment losses recognized in earnings and changes in the FDIC indemnification asset.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
CONTACT:  Southern National Bancorp of Virginia Inc.
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com